Exhibit 99.1

Press Release

January 23, 2025

FOR IMMEDIATE RELEASE
For more information contact:
Jane Funk, Executive Vice President, Treasurer and Chief Financial Officer (515) 222-5766

WEST BANCORPORATION, INC. ANNOUNCES FOURTH QUARTER AND YEAR END 2024 FINANCIAL RESULTS AND DECLARES QUARTERLY DIVIDEND

West Des Moines, IA - West Bancorporation, Inc. (Nasdaq: WTBA; the “Company”), parent company of West Bank, today reported 2024 net income of $24.1 million, or $1.42 per diluted common share, compared to 2023 net income of $24.1 million, or $1.44 per diluted common share. Net income for the fourth quarter 2024 was $7.1 million, or $0.42 per diluted common share, compared to third quarter 2024 net income of $6.0 million, or $0.35 per diluted common share, and fourth quarter 2023 net income of $4.5 million, or $0.27 per diluted common share. On January 22, 2025, the Company’s Board of Directors declared a regular quarterly dividend of $0.25 per common share. The dividend is payable on February 19, 2025, to stockholders of record on February 5, 2025.

David Nelson, President and Chief Executive Officer of the Company, commented, “Although 2024 was a challenging year, we are very pleased with our fourth quarter results. We saw growth in core deposits and improvements in net interest income, net interest margin and efficiency ratio in the fourth quarter and believe these trends can continue during 2025. Our credit quality remains pristine and we had no loans past due greater than 30 days at year end as a result of our disciplined loan growth and credit risk management practices.”

David Nelson added, “During 2024, we focused on initiatives that would generate core deposit growth through targeted relationship building activities and comprehensive customer recommendations. We also made improvements to our retail online and mobile banking platforms along with our fraud management tools. Despite a highly competitive deposit environment in 2024, we saw incredible success in growing core retail and commercial deposits which led to reductions in wholesale funding and overall cost of funds in the fourth quarter.”

Fourth Quarter and Year Ended 2024 Financial Highlights

	Quarter Ended December 31, 2024	Year Ended December 31, 2024
Net income (in thousands)	$7,097	$24,050
Return on average equity	12.24%	10.71%
Return on average assets	0.68%	0.61%
Efficiency ratio (a non-GAAP measure)	60.79%	63.25%
Nonperforming assets to total assets	0.00%	0.00%

Fourth Quarter 2024 Compared to Third Quarter 2024 Overview

•Loans decreased $16.4 million in the fourth quarter of 2024, primarily due to loan payoffs resulting from customer asset sales and secondary market refinancing.

•A provision for credit losses on loans of $1.0 million was recorded in both the fourth and third quarters of 2024. A negative provision for credit losses on unfunded commitments of $1.0 million was recorded in the third quarter of 2024, compared to no provision in the fourth quarter of 2024. The provision for loans in the fourth quarter of 2024 was due to an adjustment to qualitative factors in the commercial real estate loan segment. The provision for loans in the third quarter of 2024 was primarily due to changes in the forecasted loss rates due to increases in forecasted unemployment rates. The negative provision for unfunded commitments in the third quarter of 2024 was primarily due to the decline in unfunded commitments resulting primarily from the funding of construction loans.

•The allowance for credit losses to total loans was 1.01 percent and 0.97 percent at December 31, 2024 and September 30, 2024, respectively. Nonaccrual loans at December 31, 2024 consisted of one loan with a balance of $133 thousand, compared to two loans with a total balance of $233 thousand at September 30, 2024.

•Deposits increased $79.0 million, or 2.4 percent, in the fourth quarter of 2024. Brokered deposits totaled $266.4 million at December 31, 2024, compared to $425.9 million at September 30, 2024, a decrease of $159.5 million. Excluding brokered deposits, deposits increased $238.5 million, or 8.4 percent, during the fourth quarter of 2024. Deposit growth includes a mix of public funds and commercial and consumer deposits. As of December 31, 2024, estimated uninsured deposits, which exclude deposits in the IntraFi® reciprocal network, brokered deposits and public funds protected by state programs, accounted for approximately 30.0 percent of total deposits.

•Borrowed funds decreased to $392.6 million at December 31, 2024, compared to $438.8 million at September 30, 2024. This decrease was due to two Federal Home Loan Bank advances that matured in the fourth quarter and were not renewed. One advance, with a balance of $20.0 million, was a term advance and the other advance, with a balance of $25.0 million, was part of the Company’s rolling funding program and associated with a corresponding interest rate swap agreement that also matured.

•Net interest margin, on a fully tax-equivalent basis (a non-GAAP measure), was 1.98 percent for the fourth quarter of 2024, compared to 1.91 percent for the third quarter of 2024. Net interest income for the fourth quarter of 2024 was $19.4 million, compared to $18.0 million for the third quarter of 2024. In the fourth quarter of 2024, interest income on interest-bearing deposits in other financial institutions increased by $1.7 million, primarily driven by the impact that an increase in average customer deposit balances had on cash liquidity. A significant, but temporary, customer deposit during the fourth quarter resulted in increases in the average balance of customer deposits and average balance of interest-bearing deposits in other financial institutions. The cost of deposits decreased 27 bps due to changes in deposit mix and reductions in deposit pricing facilitated by decreases in the federal funds target rate. Additionally, interest expense on borrowed funds decreased by $0.4 million in the fourth quarter of 2024, primarily due to the reduction in Federal Home Loan Bank advances.

•The efficiency ratio (a non-GAAP measure) was 60.79 percent for the fourth quarter of 2024, compared to 63.28 percent for the third quarter of 2024. The improvement in the efficiency ratio was primarily due to the increase in net interest income, partially offset by an increase in noninterest expense.

•In December 2024, the Company sold approximately $11.8 million of securities from the available for sale securities portfolio and realized a net loss of $1.2 million. The proceeds from this sale will be reinvested in the loan portfolio and have an estimated earn back period of approximately 2 years.
•The tangible common equity ratio was 5.68 percent as of December 31, 2024, compared to 5.90 percent as of September 30, 2024. The decrease in the tangible common equity ratio was driven by the increase in accumulated other comprehensive loss, which was the result of the decrease in the market value of our available for sale securities portfolio, partially offset by retained net income.

•Income tax expense decreased $2.1 million in the fourth quarter of 2024 compared to the third quarter of 2024. This was primarily due to recording an income tax benefit of $1.8 million in the fourth quarter of 2024 for an energy related investment tax credit associated with the construction of the Company’s new headquarters building.

Fourth Quarter 2024 Compared to Fourth Quarter 2023 Overview

•Loans increased $77.3 million at December 31, 2024, or 2.6 percent, compared to December 31, 2023. The increase is primarily due to the funding of previously committed construction loans, partially offset by loan payoffs resulting from customer asset sales and secondary market refinancing.

•Deposits increased to $3.4 billion at December 31, 2024, compared to $3.0 billion at December 31, 2023. Included in deposits were brokered deposits totaling $266.4 million at December 31, 2024, compared to $305.4 million at December 31, 2023. Excluding brokered deposits, deposits increased $422.8 million, or 15.8 percent, as of December 31, 2024, compared to December 31, 2023. Deposit growth included a mix of public funds and commercial and consumer deposits and was used to reduce wholesale funding, build liquidity and fund loan growth.
•Borrowed funds decreased to $392.6 million at December 31, 2024, compared to $592.6 million at December 31, 2023. The decrease was primarily attributable to a decrease of $150.3 million in federal funds purchased and other short-term borrowings and a decrease of $45.0 million in Federal Home Loan Bank advances, which was the result of growth in deposits.
•The efficiency ratio (a non-GAAP measure) was 60.79 percent for the fourth quarter of 2024, compared to 64.66 percent for the fourth quarter of 2023. The decrease in the efficiency ratio in the fourth quarter of 2024 compared to the fourth quarter of 2023 was primarily due to the increase in net interest income, partially offset by an increase in noninterest expense. Occupancy and equipment expense increased primarily due to the occupancy costs associated with the Company’s newly constructed headquarters.
•Net interest margin, on a fully tax-equivalent basis (a non-GAAP measure), was 1.98 percent for the fourth quarter of 2024, compared to 1.87 percent for the fourth quarter of 2023. Net interest income for the fourth quarter of 2024 was $19.4 million, compared to $16.4 million for the fourth quarter of 2023.

Year Ended 2024 Compared to Year Ended 2023 Overview

•The credit loss expense recorded in 2024 was $1.0 million, compared to $700 thousand in 2023. The credit loss expense in 2024 was primarily due to an adjustment to qualitative factors within the commercial real estate segment and changes in forecasted loss rates, which was driven by the increase in forecasted unemployment rate. The credit loss expense recorded in 2023 was associated with growth in loans and unfunded commitments.

•Net interest income increased $2.3 million in 2024 compared to 2023. The increase in net interest income was primarily due to the increase in the average balance and yield of the loan portfolio, the increase in the average balance of interest bearing deposits in other financial institutions and the decrease in average balance of borrowed funds, partially offset by the increase in the average balance and cost of deposits. Net interest margin decreased to 1.91 percent in 2024, compared to 2.01 percent in 2023.

The Company plans to file its report on Form 10-K with the Securities and Exchange Commission on or before February 20, 2025. Please refer to that document for a more in-depth discussion of the Company’s financial results. The Form 10-K will be available on the Investor Relations section of West Bank’s website at www.westbankstrong.com.

The Company will discuss its results in a conference call scheduled for 2:00 p.m. Central Time on Thursday, January 23, 2025. The telephone number for the conference call is 800-715-9871. The conference ID for the conference call is 7846129. A recording of the call will be available until February 6, 2025, by dialing 800-770-2030. The conference ID for the replay call is 7846129.

About West Bancorporation, Inc. (Nasdaq: WTBA)

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving customers since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services, and trust services for small- to medium-sized businesses and consumers. West Bank has six offices in the Des Moines, Iowa metropolitan area, one office in Coralville, Iowa, and four offices in Minnesota in the cities of Rochester, Owatonna, Mankato and St. Cloud.

Certain statements in this report, other than purely historical information, including estimates, projections, statements relating to the Company’s business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may appear throughout this report. These forward-looking statements are generally identified by the words “believes,” “expects,” “intends,” “anticipates,” “projects,” “future,” “confident,” “may,” “should,” “will,” “strategy,” “plan,” “opportunity,” “will be,” “will likely result,” “will continue” or similar references, or references to estimates, predictions or future events. Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties. Because of the possibility that the underlying assumptions are incorrect or do not materialize as expected in the future, actual results could differ materially from these forward-looking statements.  Risks and uncertainties that may affect future results include: interest rate risk, including the effects of changes in interest rates; effects on the U.S. economy resulting from the implementation of policies proposed by the new presidential administration, including tariffs, mass deportations and tax regulations; fluctuations in the values of the securities held in our investment portfolio, including as a result of changes in interest rates; competitive pressures, including from non-bank competitors such as credit unions, “fintech” companies and digital asset service providers; pricing pressures on loans and deposits; our ability to successfully manage liquidity risk; changes in credit and other risks posed by the Company’s loan portfolio, including declines in commercial or residential real estate values or changes in the allowance for credit losses dictated by new market conditions, accounting standards or regulatory requirements; the concentration of large deposits from certain clients, including those who have balances above current FDIC insurance limits; changes in local, national and international economic conditions, including the level and impact of inflation and possible recession; the effects of recent developments and events in the financial services industry, including the large-scale deposit withdrawals over a short period of time that resulted in several bank failures; changes in legal and regulatory requirements, limitations and costs; changes in customers’ acceptance of the Company’s products and services; the occurrence of fraudulent activity, breaches or failures of our or our third-party partners’ information security controls or cyber-security related incidents, including as a result of sophisticated attacks using artificial intelligence and similar tools; unexpected outcomes of existing or new litigation involving the Company; the monetary, trade and other regulatory policies of the U.S. government; acts of war or terrorism, including the ongoing Israeli-Palestinian conflict and the Russian invasion of Ukraine, widespread disease or pandemics, or other adverse external events; risks related to climate change and the negative impact it may have on our customers and their businesses; changes to U.S. tax laws, regulations and guidance; potential changes in federal policy and at regulatory agencies as a result of the 2024 presidential election; new or revised accounting policies and practices, as may be adopted by state and federal regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board; talent and labor shortages and employee turnover; and any other risks described in the “Risk Factors” sections of reports filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current or future events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands)
	As of
CONDENSED BALANCE SHEETS	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Assets
Cash and due from banks	$28,750	$34,157	$27,994	$27,071	$33,245
Interest-bearing deposits	214,728	123,646	121,825	120,946	32,112
Securities available for sale, at fair value	544,565	597,745	588,452	605,735	623,919
Federal Home Loan Bank stock, at cost	15,129	17,195	21,065	26,181	22,957
Loans	3,004,860	3,021,221	2,998,774	2,980,133	2,927,535
Allowance for credit losses	(30,432)	(29,419)	(28,422)	(28,373)	(28,342)
Loans, net	2,974,428	2,991,802	2,970,352	2,951,760	2,899,193
Premises and equipment, net	109,985	106,771	101,965	95,880	86,399
Bank-owned life insurance	44,990	44,703	44,416	44,138	43,864
Other assets	82,416	72,547	89,046	90,981	84,069
Total assets	$4,014,991	$3,988,566	$3,965,115	$3,962,692	$3,825,758

Liabilities and Stockholders’ Equity
Deposits	$3,357,596	$3,278,553	$3,180,922	$3,065,030	$2,973,779
Federal funds purchased and other short-term borrowings	—	—	85,500	198,500	150,270
Other borrowings	392,629	438,814	439,998	441,183	442,367
Other liabilities	36,891	35,846	34,812	34,223	34,299
Stockholders’ equity	227,875	235,353	223,883	223,756	225,043
Total liabilities and stockholders’ equity	$4,014,991	$3,988,566	$3,965,115	$3,962,692	$3,825,758

	For the Quarter Ended
AVERAGE BALANCES	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Assets	$4,135,049	$3,973,824	$3,964,109	$3,812,199	$3,706,497
Loans	3,007,558	2,991,272	2,994,492	2,949,672	2,857,594
Deposits	3,434,234	3,258,669	3,123,282	2,956,635	2,878,676
Stockholders’ equity	230,720	227,513	219,771	219,835	201,920

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands)
	As of
LOANS	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Commercial	$514,232	$512,884	$526,589	$544,293	$531,594
Real estate:
Construction, land and land development	508,147	520,516	496,864	465,247	413,477
1-4 family residential first mortgages	87,858	89,749	92,230	108,065	106,688
Home equity	19,294	17,140	15,264	14,020	14,618
Commercial	1,861,195	1,870,132	1,856,301	1,839,580	1,854,510
Consumer and other	17,287	14,261	15,234	12,844	10,930
	3,008,013	3,024,682	3,002,482	2,984,049	2,931,817
Net unamortized fees and costs	(3,153)	(3,461)	(3,708)	(3,916)	(4,282)
Total loans	$3,004,860	$3,021,221	$2,998,774	$2,980,133	$2,927,535
Less: allowance for credit losses	(30,432)	(29,419)	(28,422)	(28,373)	(28,342)
Net loans	$2,974,428	$2,991,802	$2,970,352	$2,951,760	$2,899,193

CREDIT QUALITY
Pass	$2,999,531	$3,016,493	$2,994,310	$2,983,618	$2,931,377
Watch	8,349	7,956	7,651	142	144
Substandard	133	233	521	289	296
Doubtful	—	—	—	—	—
Total loans	$3,008,013	$3,024,682	$3,002,482	$2,984,049	$2,931,817

DEPOSITS
Noninterest-bearing demand	$541,053	$525,332	$530,441	$521,377	$548,726
Interest-bearing demand	543,855	438,402	443,658	449,946	481,207
Savings and money market - non-brokered	1,517,510	1,481,840	1,483,264	1,315,698	1,315,741
Money market - brokered	126,381	123,780	97,259	119,840	124,335
Total nonmaturity deposits	2,728,799	2,569,354	2,554,622	2,406,861	2,470,009
Time - non-brokered	488,760	407,109	353,269	381,646	322,694
Time - brokered	140,037	302,090	273,031	276,523	181,076
Total time deposits	628,797	709,199	626,300	658,169	503,770
Total deposits	$3,357,596	$3,278,553	$3,180,922	$3,065,030	$2,973,779

BORROWINGS
Federal funds purchased and other short-term borrowings	$—	$—	$85,500	$198,500	$150,270
Subordinated notes, net	79,893	79,828	79,762	79,697	79,631
Federal Home Loan Bank advances	270,000	315,000	315,000	315,000	315,000
Long-term debt	42,736	43,986	45,236	46,486	47,736
Total borrowings	$392,629	$438,814	$525,498	$639,683	$592,637

STOCKHOLDERS’ EQUITY
Preferred stock	$—	$—	$—	$—	$—
Common stock	3,000	3,000	3,000	3,000	3,000
Additional paid-in capital	35,619	34,960	34,322	33,685	34,197
Retained earnings	278,613	275,724	273,981	272,997	271,369
Accumulated other comprehensive loss	(89,357)	(78,331)	(87,420)	(85,926)	(83,523)
Total stockholders’ equity	$227,875	$235,353	$223,883	$223,756	$225,043

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands)
	For the Quarter Ended
CONSOLIDATED STATEMENTS OF INCOME	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Interest income:
Loans, including fees	$41,822	$42,504	$41,700	$40,196	$38,208
Securities:
Taxable	2,959	3,261	3,394	3,416	3,521
Tax-exempt	795	806	808	810	869
Interest-bearing deposits	3,740	2,041	1,666	148	85
Total interest income	49,316	48,612	47,568	44,570	42,683
Interest expense:
Deposits	25,706	26,076	23,943	21,559	20,024
Federal funds purchased and other short-term borrowings	—	115	1,950	2,183	2,024
Subordinated notes	1,106	1,112	1,105	1,108	1,114
Federal Home Loan Bank advances	2,522	2,748	2,718	2,325	2,482
Long-term debt	560	601	622	645	678
Total interest expense	29,894	30,652	30,338	27,820	26,322
Net interest income	19,422	17,960	17,230	16,750	16,361
Credit loss expense	1,000	—	—	—	500
Net interest income after credit loss expense	18,422	17,960	17,230	16,750	15,861
Noninterest income:
Service charges on deposit accounts	462	459	462	460	476
Debit card usage fees	471	500	490	458	488
Trust services	1,051	828	794	776	782
Increase in cash value of bank-owned life insurance	287	287	278	274	275
Realized securities losses, net	(1,172)	—	—	—	(431)
Other income	331	285	322	331	308
Total noninterest income	1,430	2,359	2,346	2,299	1,898
Noninterest expense:
Salaries and employee benefits	7,107	6,823	7,169	6,489	6,468
Occupancy and equipment	2,095	1,926	1,852	1,447	1,499
Data processing	752	771	754	714	723
Technology and software	743	722	731	700	676
FDIC insurance	699	711	631	519	475
Professional fees	301	239	244	257	235
Director fees	170	223	236	199	240
Other expenses	1,532	1,477	1,577	1,543	1,845
Total noninterest expense	13,399	12,892	13,194	11,868	12,161
Income before income taxes	6,453	7,427	6,382	7,181	5,598
Income taxes	(644)	1,475	1,190	1,372	1,073
Net income	$7,097	$5,952	$5,192	$5,809	$4,525

Basic earnings per common share	$0.42	$0.35	$0.31	$0.35	$0.27
Diluted earnings per common share	$0.42	$0.35	$0.31	$0.35	$0.27

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands)
	For the Year Ended
CONSOLIDATED STATEMENTS OF INCOME	December 31, 2024	December 31, 2023
Interest income:
Loans, including fees	$166,222	$142,923
Securities:
Taxable	13,030	13,696
Tax-exempt	3,219	3,517
Interest-bearing deposits	7,595	169
Total interest income	190,066	160,305
Interest expense:
Deposits	97,284	66,796
Federal funds purchased and other short-term borrowings	4,248	9,532
Subordinated notes	4,431	4,442
Federal Home Loan Bank advances	10,313	7,694
Long-term debt	2,428	2,810
Total interest expense	118,704	91,274
Net interest income	71,362	69,031
Credit loss expense	1,000	700
Net interest income after credit loss expense	70,362	68,331
Noninterest income:
Service charges on deposit accounts	1,843	1,859
Debit card usage fees	1,919	1,980
Trust services	3,449	3,068
Increase in cash value of bank-owned life insurance	1,126	1,044
Loan swap fees	—	431
Realized securities losses, net	(1,172)	(431)
Gain from bank-owned life insurance	—	691
Other income	1,269	1,424
Total noninterest income	8,434	10,066
Noninterest expense:
Salaries and employee benefits	27,588	27,060
Occupancy and equipment	7,320	5,507
Data processing	2,991	2,790
Technology and software	2,896	2,341
FDIC insurance	2,560	1,750
Professional fees	1,041	1,026
Director fees	828	892
Other expenses	6,129	7,245
Total noninterest expense	51,353	48,611
Income before income taxes	27,443	29,786
Income taxes	3,393	5,649
Net income	$24,050	$24,137

Basic earnings per common share	$1.43	$1.44
Diluted earnings per common share	$1.42	$1.44

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)

	As of and for the Quarter Ended					For the Year Ended
COMMON SHARE DATA	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Earnings per common share (basic)	$0.42	$0.35	$0.31	$0.35	$0.27	$1.43	$1.44
Earnings per common share (diluted)	0.42	0.35	0.31	0.35	0.27	1.42	1.44
Dividends per common share	0.25	0.25	0.25	0.25	0.25	1.00	1.00
Book value per common share(1)	13.54	13.98	13.30	13.31	13.46
Closing stock price	21.65	19.01	17.90	17.83	21.20
Market price/book value(2)	159.90%	135.98%	134.59%	133.96%	157.50%
Price earnings ratio(3)	12.96	13.65	14.36	12.77	19.79
Annualized dividend yield(4)	4.62%	5.26%	5.59%	5.61%	4.72%

REGULATORY CAPITAL RATIOS
Consolidated:
Total risk-based capital ratio	12.11%	11.95%	11.85%	11.78%	11.88%
Tier 1 risk-based capital ratio	9.51	9.39	9.30	9.23	9.30
Tier 1 leverage capital ratio	7.93	8.15	8.08	8.36	8.50
Common equity tier 1 ratio	8.95	8.83	8.74	8.67	8.74
West Bank:
Total risk-based capital ratio	12.86%	12.73%	12.66%	12.63%	12.76%
Tier 1 risk-based capital ratio	11.96	11.86	11.79	11.76	11.89
Tier 1 leverage capital ratio	9.97	10.29	10.25	10.65	10.86
Common equity tier 1 ratio	11.96	11.86	11.79	11.76	11.89

KEY PERFORMANCE RATIOS AND OTHER METRICS
Return on average assets(5)	0.68%	0.60%	0.53%	0.61%	0.48%	0.61%	0.66%
Return on average equity(6)	12.24	10.41	9.50	10.63	8.89	10.71	11.42
Net interest margin(7)(13)	1.98	1.91	1.86	1.88	1.87	1.91	2.01
Yield on interest-earning assets(8)(13)	5.02	5.16	5.13	4.99	4.87	5.08	4.64
Cost of interest-bearing liabilities	3.57	3.84	3.83	3.70	3.60	3.73	3.21
Efficiency ratio(9)(13)	60.79	63.28	67.14	62.04	64.66	63.25	60.73
Nonperforming assets to total assets(10)	0.00	0.01	0.01	0.01	0.01
ACL ratio(11)	1.01	0.97	0.95	0.95	0.97
Loans/total assets	74.84	75.75	75.63	75.20	76.52
Loans/total deposits	89.49	92.15	94.27	97.23	98.44
Tangible common equity ratio(12)	5.68	5.90	5.65	5.65	5.88

(1) Includes accumulated other comprehensive loss.
(2) Closing stock price divided by book value per common share.
(3) Closing stock price divided by annualized earnings per common share (basic).
(4) Annualized dividend divided by period end closing stock price.
(5) Annualized net income divided by average assets.
(6) Annualized net income divided by average stockholders’ equity.
(7) Annualized tax-equivalent net interest income divided by average interest-earning assets.
(8) Annualized tax-equivalent interest income on interest-earning assets divided by average interest-earning assets.
(9) Noninterest expense (excluding other real estate owned expense and write-down of premises) divided by noninterest income (excluding net securities gains/losses and gains/losses on disposition of premises and equipment) plus tax-equivalent net interest income.
(10) Total nonperforming assets divided by total assets.
(11) Allowance for credit losses on loans divided by total loans.
(12) Common equity less intangible assets (none held) divided by tangible assets.
(13) A non-GAAP measure.

NON-GAAP FINANCIAL MEASURES

This report contains references to financial measures that are not defined in GAAP. Such non-GAAP financial measures include the Company’s presentation of net interest income and net interest margin on a fully taxable equivalent (FTE) basis and the presentation of the efficiency ratio on an adjusted and FTE basis, excluding certain income and expenses. Management believes these non-GAAP financial measures provide useful information to both management and investors to analyze and evaluate the Company’s financial performance. These measures are considered standard measures of comparison within the banking industry. Additionally, management believes providing measures on a FTE basis enhances the comparability of income arising from taxable and nontaxable sources. Limitations associated with non-GAAP financial measures include the risks that persons might disagree as to the appropriateness of items included in these measures and that different companies might calculate these measures differently. These non-GAAP disclosures should not be considered an alternative to the Company’s GAAP results. The following table reconciles the non-GAAP financial measures of net interest income and net interest margin on a fully taxable equivalent basis and efficiency ratio on an adjusted and FTE basis.

(in thousands)	For the Quarter Ended					For the Year Ended
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Reconciliation of net interest income and net interest margin on a FTE basis to GAAP:
Net interest income (GAAP)	$19,422	$17,960	$17,230	$16,750	$16,361	$71,362	$69,031
Tax-equivalent adjustment (1)	16	29	55	82	95	182	491
Net interest income on a FTE basis (non-GAAP)	19,438	17,989	17,285	16,832	16,456	71,544	69,522
Average interest-earning assets	3,910,978	3,749,688	3,731,674	3,595,954	3,487,799	3,747,528	3,465,964
Net interest margin on a FTE basis (non-GAAP)	1.98%	1.91%	1.86%	1.88%	1.87%	1.91%	2.01%

Reconciliation of efficiency ratio on an adjusted and FTE basis to GAAP:
Net interest income on a FTE basis (non-GAAP)	$19,438	$17,989	$17,285	$16,832	$16,456	$71,544	$69,522
Noninterest income	1,430	2,359	2,346	2,299	1,898	8,434	10,066
Adjustment for realized securities losses, net	1,172	—	—	—	431	1,172	431
Adjustment for losses on disposal of premises and equipment, net	—	26	21	—	24	47	29
Adjusted income	22,040	20,374	19,652	19,131	18,809	81,197	80,048
Noninterest expense	13,399	12,892	13,194	11,868	12,161	51,353	48,611
Efficiency ratio on an adjusted and FTE basis (non-GAAP) (2)	60.79%	63.28%	67.14%	62.04%	64.66%	63.25%	60.73%
(1)    Computed on a tax-equivalent basis using a federal income tax rate of 21 percent, adjusted to reflect the effect of the nondeductible interest expense associated with owning tax-exempt securities and loans. Management believes the presentation of this non-GAAP measure provides supplemental useful information for proper understanding of the financial results, as it enhances the comparability of income arising from taxable and nontaxable sources.
(2)     The efficiency ratio expresses noninterest expense as a percent of fully taxable equivalent net interest income and noninterest income, excluding specific noninterest income and expenses. Management believes the presentation of this non-GAAP measure provides supplemental useful information for proper understanding of the Company's financial performance. It is a standard measure of comparison within the banking industry. A lower ratio is more desirable.